Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
FIRST QUARTER 2019

SAN DIEGO, CALIFORNIA, May 1, 2019....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the first quarter ended March 31, 2019. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended March 31, 2019:

•	Net income per share was $0.37

•	AFFO per share increased 3.8% to $0.82, compared to the quarter ended March 31, 2018

•	Invested $519.5 million in 105 new properties and properties under development or expansion

CEO Comments

“We completed another strong quarter, investing $519.5 million in high quality real estate at investment spreads well above our historical average,” said Sumit Roy, President and Chief Executive Officer. “Our domestic investment pipeline remains robust, as we reviewed $11.7 billion of acquisition opportunities during the quarter. Our portfolio continues to perform well, and we generated a rent recapture rate of 104.7% on properties re-leased during the quarter.”

“Subsequent to quarter-end, we announced our company’s expansion into international investments through a £429.0 million sale-leaseback transaction with Sainsbury’s, a major UK supermarket chain, which represents a natural evolution of our company’s strategy. We expect to establish and grow our international platform, and we are well-positioned to utilize our portable cost of capital, size, and scale advantages to pursue additional opportunities in the UK and mainland Europe.”

Financial Results

Revenue
Revenue for the quarter ended March 31, 2019, increased 11.3% to $354.4 million, as compared to $318.3 million for the same quarter in 2018.

Net Income Available to Common Stockholders
Net income available to common stockholders for the quarter ended March 31, 2019, was $110.9 million, as compared to $83.2 million for the same quarter in 2018. Net income per share for the quarter ended March 31, 2019, was $0.37, as compared to $0.29 for the same quarter in 2018.

The calculation to determine net income for a real estate company includes impairments and gains on property sales. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)
FFO for the quarter ended March 31, 2019, increased to $245.7 million, as compared to $224.9 million for the same quarter in 2018. FFO per share for the quarter ended March 31, 2019, increased to $0.81, as compared to $0.79 for the same quarter in 2018.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)
AFFO for the quarter ended March 31, 2019, increased 10.7% to $248.7 million, as compared to $224.6 million for the same quarter in 2018. AFFO per share for the quarter ended March 31, 2019, increased 3.8% to $0.82, as compared to $0.79 for the same quarter in 2018.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages six and seven of this press release.

Dividend Increases
In March 2019, Realty Income announced the 86th consecutive quarterly dividend increase, which is the 101st increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of March 31, 2019 was $2.712 per share. The amount of monthly dividends paid per share increased 3.2% to $0.672 in the first quarter of 2019, as compared to $0.651 for the same quarter of 2018. During the first quarter of 2019, the company distributed $204.5 million in common dividends to shareholders, representing 82.2% of its AFFO of
$248.7 million.

Real Estate Portfolio Update

As of March 31, 2019, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 5,876 properties located in 49 states and Puerto Rico, leased to 261 different commercial tenants, and doing business in 48 industries. The properties are leased under long-term, net lease agreements with a weighted average remaining lease term of 9.2 years.

Asset Management Activities
The company’s portfolio of commercial real estate, owned primarily under long-term net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of March 31, 2019, portfolio occupancy was 98.3% with 102 properties available for lease out of a total of 5,876 properties in the portfolio, as compared to 98.6% as of December 31, 2018 and March 31, 2018. Economic occupancy, or occupancy as measured by rental revenue, was 98.8% as of March 31, 2019, as compared to 99.0% as of December 31, 2018 and 98.8% as of March 31, 2018.

Since December 31, 2018, when the company reported 80 properties available for lease, the company had 108 lease expirations, re-leased 71 properties and sold 15 vacant properties during the quarter ended March 31, 2019. Of the 71 properties re-leased during the first quarter of 2019, 66 properties were re-leased to the same tenants, four were re-leased to new tenants without vacancy, and one was re-leased to a new tenant after a period of vacancy. The annual new rent on these re-leases was $17.8 million, as compared to the previous annual rent of $17.0 million on the same properties, representing a rent recapture rate of 104.7% on the properties re-leased during the quarter ended March 31, 2019.

Rent Increases
During the quarter ended March 31, 2019, same store rents on 4,891 properties under lease increased 1.5% to
$298.6 million, as compared to $294.1 million for the same quarter in 2018.

Investments in Real Estate
During the quarter ended March 31, 2019, Realty Income invested $519.5 million in 105 new properties and properties under development or expansion, located in 25 states. These properties are 100% leased with a weighted average lease term of approximately 17.0 years and an initial average cash lease yield of 6.7%. The tenants occupying the new properties operate in 14 industries, and are 98.7% retail and 1.3% industrial, based on rental revenue. Approximately 31% of the rental revenue generated from acquisitions during the first quarter of 2019 is from investment grade rated tenants and their subsidiaries.

On April 22, 2019, we announced that we have signed a definitive agreement to acquire, from a joint venture of affiliates of J Sainsbury PLC ("Sainsbury's") and British Land PLC, 12 properties located in the United Kingdom for £429.0 million, or approximately $557.0 million as of April 22, 2019 using a conversion rate of 1.2982, under long-term net lease agreements with Sainsbury's, which represents our first international real estate investment. The sale-leaseback transaction with Sainsbury's is executed at a 5.31% GBP initial cap rate, includes annual rent increases over the duration of the lease term, and carries a weighted average lease term of approximately 15 years. As previously announced, we have increased our 2019 AFFO guidance to $3.28 - $3.33 from $3.25 - $3.31. The transaction is expected to close on or around May 22, 2019, subject to customary closing conditions.

Property Dispositions
During the quarter ended March 31, 2019, Realty Income sold 19 properties for $22.5 million, with a gain on sales of
$7.3 million.

Liquidity and Capital Markets

Capital Raising
During the quarter ended March 31, 2019, Realty Income raised $2.2 million from the sale of common stock at a weighted average price of $67.85 per share.

Credit Facility
Realty Income has a $3.25 billion unsecured credit facility, which is comprised of a $3.0 billion revolving credit facility, with an initial term that expires in March 2023 (subject to two six-month options to extend), and a $250.0 million term loan due March 2024. The revolving credit facility also has a $1.0 billion expansion feature. As of March 31, 2019, we had a borrowing capacity of $2.2 billion available on our revolving credit facility.

2019 Earnings Guidance

We estimate AFFO per share for 2019 of $3.28 to $3.33. AFFO adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

We estimate FFO per share for 2019 of $3.26 to $3.31. FFO per share for 2019 is based on a net income per share range of $1.39 to $1.44, plus estimated real estate depreciation and impairments of $1.92 per share, and reduced by potential estimated gains on sales of investment properties of $0.05 per share (in accordance with NAREIT’s definition of FFO).

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on
May 2, 2019 at 11:30 a.m. PT to discuss the results. To access the conference, dial (888) 220-8451. When prompted, provide the conference ID 3828213.

A telephone replay of the conference call can also be accessed by calling (888) 203-1112 and entering the passcode 3828213. The telephone replay will be available through May 16, 2019. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.

A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through May 16, 2019. No access code is required for this replay.

Supplemental Materials

Supplemental materials on first quarter 2019 operating results are available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,800 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 586 consecutive common stock monthly dividends throughout its 50-year operating history and increased the dividend 101 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local and foreign real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
Senior VP, Capital Markets
(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months
	Ended 3/31/19	Ended 3/31/18
REVENUE
Rental (including reimbursable)	$354,037	$317,848
Other	328	447
Total revenue	354,365	318,295

EXPENSES
Depreciation and amortization	137,517	131,103
Interest	70,020	59,415
General and administrative	15,108	15,684
Property (including reimbursable)	21,636	16,552
Income taxes	1,445	1,223
Provisions for impairment	4,672	14,221
Total expenses	250,398	238,198
Gain on sales of real estate	7,263	3,218
Net income	111,230	83,315
Net income attributable to noncontrolling interests	(288)	(152)
Net income available to common stockholders	$110,942	$83,163

Funds from operations available to common stockholders (FFO)	$245,675	$224,882
Adjusted funds from operations available to common stockholders (AFFO)	$248,734	$224,560

Per share information for common stockholders:
Net income, basic and diluted	$0.37	$0.29

FFO, basic and diluted	$0.81	$0.79

AFFO, basic and diluted	$0.82	$0.79

Cash dividends paid per common share	$0.672	$0.651

FUNDS FROM OPERATIONS (FFO)
(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months
	Ended 3/31/19	Ended 3/31/18

Net income available to common stockholders	$110,942	$83,163
Depreciation and amortization	137,517	131,103
Depreciation of furniture, fixtures and equipment	(155)	(159)
Provisions for impairment	4,672	14,221
Gain on sales of real estate	(7,263)	(3,218)
FFO adjustments allocable to noncontrolling interests	(38)	(228)
FFO available to common stockholders	$245,675	$224,882
FFO allocable to dilutive noncontrolling interests	—	218
Diluted FFO	$245,675	$225,100

FFO per common share, basic and diluted	$0.81	$0.79

Distributions paid to common stockholders	$204,546	$185,556

FFO available to common stockholders in excess of distributions paid to common stockholders	$41,129	$39,326

Weighted average number of common shares used for FFO:
Basic	303,528,336	283,917,418
Diluted	303,819,878	284,345,328

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months
	Ended 3/31/19	Ended 3/31/18
Net income available to common stockholders	$110,942	$83,163
Cumulative adjustments to calculate FFO (1)	134,733	141,719
FFO available to common stockholders	245,675	224,882
Amortization of share-based compensation	2,764	3,662
Amortization of deferred financing costs (2)	1,040	844
Amortization of net mortgage premiums	(354)	(459)
Loss (gain) on interest rate swaps	678	(2,007)
Leasing costs and commissions	(323)	(917)
Recurring capital expenditures	(56)	(11)
Straight-line rent	(4,862)	(5,365)
Amortization of above and below-market leases	4,114	3,864
Other adjustments (3)	58	67
AFFO available to common stockholders	$248,734	$224,560
AFFO allocable to dilutive noncontrolling interests	—	229
Diluted AFFO	$248,734	$224,789

AFFO per common share, basic and diluted	$0.82	$0.79

Distributions paid to common stockholders	$204,546	$185,556

AFFO available to common stockholders in excess of distributions paid to common stockholders	$44,188	$39,004

Weighted average number of common shares used for AFFO:
Basic	303,528,336	283,917,418
Diluted	303,819,878	284,345,328

(1)	See FFO calculation on page six for reconciling items.

(2)
Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans. The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loans. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)	Includes adjustments allocable to both noncontrolling interests and obligations related to financing lease liabilities.

HISTORICAL FFO AND AFFO
(dollars in thousands, except per share amounts)

For the three months ended March 31,	2019	2018	2017	2016	2015

Net income available to common stockholders	$110,942	$83,163	$71,586	$63,473	$60,494
Depreciation and amortization, net of furniture, fixtures and equipment	137,362	130,944	120,940	107,740	97,852
Provisions for impairment	4,672	14,221	5,433	1,923	2,087
Gain on sales of real estate	(7,263)	(3,218)	(10,532)	(2,289)	(7,218)
FFO adjustments allocable to noncontrolling interests	(38)	(228)	(214)	(218)	(315)

FFO	$245,675	$224,882	$187,213	$170,629	$152,900

FFO per diluted share	$0.81	$0.79	$0.71	$0.68	$0.68

AFFO	$248,734	$224,560	$201,336	$175,918	$152,121

AFFO per diluted share	$0.82	$0.79	$0.76	$0.70	$0.67

Cash dividends paid per share	$0.672	$0.651	$0.624	$0.588	$0.561

Weighted average diluted shares outstanding - FFO	303,819,878	284,345,328	263,934,304	250,381,001	225,508,832

Weighted average diluted shares outstanding - AFFO	303,819,878	284,345,328	264,022,486	250,381,001	225,508,832

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	March 31, 2019	December 31, 2018
ASSETS	(unaudited)
Real estate, at cost:
Land	$4,751,091	$4,682,660
Buildings and improvements	12,178,429	11,858,806
Total real estate, at cost	16,929,520	16,541,466
Less accumulated depreciation and amortization	(2,809,690)	(2,714,534)
Net real estate held for investment	14,119,830	13,826,932
Real estate held for sale, net	22,064	16,585
Net real estate	14,141,894	13,843,517
Cash and cash equivalents	2,997	10,387
Accounts receivable	151,341	144,991
Lease intangible assets, net	1,205,147	1,199,597
Goodwill	14,597	14,630
Other assets, net	246,932	47,361
Total assets	$15,762,908	$15,260,483

LIABILITIES AND EQUITY
Distributions payable	$69,258	$67,789
Accounts payable and accrued expenses	114,225	133,765
Lease intangible liabilities, net	311,331	310,866
Other liabilities	243,591	127,109
Line of credit payable	838,000	252,000
Term loans, net	498,722	568,610
Mortgages payable, net	300,993	302,569
Notes payable, net	5,377,712	5,376,797
Total liabilities	7,753,832	7,139,505

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 370,100,000 shares authorized, 303,807,421 shares issued and outstanding as of March 31, 2019 and 303,742,090 shares issued and outstanding as of December 31, 2018	10,748,467	10,754,495
Distributions in excess of net income	(2,752,775)	(2,657,655)
Accumulated other comprehensive loss	(11,797)	(8,098)
Total stockholders’ equity	7,983,895	8,088,742
Noncontrolling interests	25,181	32,236
Total equity	8,009,076	8,120,978
Total liabilities and equity	$15,762,908	$15,260,483

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)
Q1 2019	3.7%	17.8%	3.7%	17.2%	2.3%	11.8%	2.0%	13.6%	1.0%	16.5%

Compound Average Annual Total Return (5)		16.9%		10.7%		10.6%		9.7%		9.9%

Note:   The dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)	FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)
Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)	Includes reinvestment of dividends. Source: NAREIT website and Factset.

(4)	Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.

(5)
The Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through March 31, 2019, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.